ARTICLES OF AMENDMENT

OF

i2 TELECOM INTERNATIONAL, INC.

Pursuant to Title 23B of the Washington Business Corporation Act, the undersigned corporation hereby executes the following Articles of Amendment:

FIRST: The name of the corporation is i2 Telecom International, Inc., a Washington corporation.

SECOND: The corporation filed with the Secretary of State on April 27, 2009 a Certificate of Designations of Rights and Preferences of Series F Convertible Preferred Stock, which is hereby deleted in its entirety and amended as follows:

AMENDED

CERTIFICATE OF DESIGNATIONS

OF

RIGHTS AND PREFERENCES

OF

PREFERRED STOCK SERIES F

i2 TELECOM INTERNATIONAL, INC.

JUNE 5, 2009

(1)	Designation and Dividends.

(a)       Designation. i2 Telecom International, Inc. (the “Company”), pursuant to the resolutions of its Board of Directors (the “Board of Directors”) adopted as of April 24, 2009, creates and designates Ten Thousand (10,000) shares of the Company’s previously authorized preferred stock, no par value per share, as Preferred Stock Series F (the “Series F Preferred Shares”).The voting power, designations, preferences and rights of the Series F Preferred Shares are as set forth below.

(b)       Dividends. The holders of the Series F Preferred Shares shall be entitled to receive dividends (“Dividends”) payable on the Stated Value (as defined below) of such Series F Preferred Share at the Dividend Rate (as defined below), which shall be cumulative and shall accrue daily from (a) the Issuance Date (as defined below) with respect to the Series F Preferred Shares issued on the Initial Issuance Date, and be due and payable beginning on June 30, 2009 (the “First Dividend Date”)and Semi-Annually (as defined below) after the First Dividend Date and (b) the Issuance Date (as defined below) with respect to any Series F Preferred Shares issued after the Initial Issuance Date, and be due and payable Semi-Annually immediately following the applicable Issuance Date (each, including the First Dividend Date, a “Dividend Date”). If a Dividend Date is not a Business Day (as defined below), then the Dividend shall be due and payable on the Business Day immediately following such Dividend Date.The form of dividend payments to each holder of the Series F Preferred Shares shall be made at the election of the

Company either in cash or shares of Common Stock which shall be valued solely for such purpose at the Weighted Average Price for the Twenty Day Period immediately prior to the Dividend Date.

(2)       Conversion of Series F Preferred Shares. Series F Preferred Shares shall be convertible into shares of Common Stock on the terms and conditions set forth in this Section 2.

(a)       Certain Defined Terms. For purposes of this Certificate of Designations, the following terms shall have the following meanings:

(i)	“AMEX” means the American Stock Exchange.
(ii)	Intentionally Omitted.
(iii)	“Bloomberg” means Bloomberg Financial Markets.

(iv)      “Business Day”meansany day other than Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to remain closed.

(v)       “Closing Bid Price”means, for the Common Stock as of any date, the last closing bid price for such security on the Principal Market as reported by Bloomberg, or if the Principal Market begins to operate on an extended hours basis, and does not designate the closing bid price, then the last bid price at 4:00:00 p.m., New York City Time, as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price is reported for such security by Bloomberg, the last closing trade price for such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price of the Common Stock on such date shall be the fair market value determined in good faith by the Company.

(vi)

“Conversion Price” means, with respect to the Series F Preferred Shares, as of any Conversion Date or other date of determination, $0.50, which price reflects a one-for-ten (1:10) reverse stock split effected by the Company with the Secretary of State of Washington on May 14, 2009, and which price shall further be subject to adjustment as provided herein.

(vii)	“Dividend Rate” means prior to and including the third anniversary of the Initial Issuance Date, 6.00% per annum.
(viii)	“Initial Issuance Date” means the first date of issuance of any of the Series F Preferred Shares.

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(ix)	“Issuance Date” means, with respect to each Series F Preferred Share,thedate of issuance of the applicable Series F Preferred Share.
(x)	Intentionally Omitted.
(xi)	Intentionally Omitted.
(xii)	“NYSE” means The New York Stock Exchange.
(xiii)	“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.
(xiv)	“Principal Market” means any of the OTC Bulletin Board, AMEX, NYSE, the NASDAQ National Market or The NASDAQ SmallCap Market.
(xv)	“SEC” means the Securities and Exchange Commission.
(xvi)

“Semi-Annually” means each of the following periods: (1) the period beginning on and including January 1 and ending on and including June 30; and (2) the period beginning on and including July I and ending on and including December 31.

(xvii)	“Stated Value” means $1,000.
(xviii)	“Subscription Agreement” means a subscription agreement between the Company and a Subscriber (as defined therein) in which the Subscriber purchases Series F Preferred Shares.
(xix)	“Twenty Day Period” means an applicable twenty (20) consecutive trading days.
(xx)

“Weighted Average Price” means the dollar volume-weighted average price for Common Stock on the Principal Market during the period beginning at 9:30:01 a.m., New York City Time, and ending at 4:00:00 p.m., New York City Time, as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York City Time, and ending at 4:00:00 p.m., New York City Time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Weighted Average Price cannot be calculated for such security on such date on any of the

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foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value determined in good faith by the Company. All such determinations shall be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.

(b)	Holder’s Optional Conversion Right.

(i)        Subject to the provisions of Section 10, at any time or times on or after the Issuance Date, any holder of Series F Preferred Shares shall be entitled to convert any whole or fractional number of Series F Preferred Shares into fully paid and nonassessable shares of Common Stock in accordance with Section 2(d) at the Conversion Rate (as defined below).

(ii)       The Company shall not issue any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one Series F Preferred Share by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share.

(c)       Conversion. The number of shares of Common Stock issuable upon conversion of each Series F Preferred Share pursuant to Section 2(b) shall be determined according to the following formula (the “Conversion Rate”):

Stated Value Conversion Price

(d)       Mechanics of Conversion. The conversion of Series F Preferred Shares shall be conducted in the following manner:

(i)        Holder’s Delivery Requirements. To convert Series F Preferred Shares into shares of Common Stock on any date (the “Conversion Date”),the holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York City Time, on such date, a copy of a properly completed notice of conversion executed by the registered holder of the Series F Preferred Shares subject to such conversion in the form attached hereto as Exhibit I (the “Conversion Notice”)to the Company and the Company’s designated transfer agent (the “Transfer Agent”) and (B) if required by Section 2(d)(vi) or 2(d)(vii), surrender to a common carrier for delivery to the Company as soon as practicable following such date the original certificates representing the Series F Preferred Shares being converted (the “Preferred Stock Certificates”).

(ii)       Company’s Response. Upon receipt by the Company of copy of a Conversion Notice, the Company shall (I) as soon as practicable send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder and the Transfer Agent,

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which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein and (II) on or before the tenth (10th) Business Day following the date of receipt by the Company of such Conversion Notice, (A) issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled, or (B) provided the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, upon the request of the holder, credit such aggregate number of shares of Common Stock to which the holder shall be entitled to the holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system. If the number of Series F Preferred Shares represented by the Preferred Stock Certificate(s) submitted for conversion, as may be required pursuant to Section 2(d)(ix), is greater than the number of Series F Preferred Shares being converted, then the Company shall, as soon as practicable and in no event later than ten (10) Business Days after receipt of the Preferred Stock Certificate(s) and at its own expense, issue and deliver to the holder a new Preferred Stock Certificate representing the number of Series F Preferred Shares not converted.

(iii)      Dispute Resolution. In the case of a dispute as to the determination of the arithmetic calculation of the Conversion Rate, the Company shall instruct the Transfer Agent to issue to the holder the number of shares of Common Stock that is not disputed and shall transmit an explanation of the disputed arithmetic calculations to the holder via facsimile within two (2) Business Days of receipt of such holder’s Conversion Notice or other date of determination. If such holder and the Company are unable to agree upon the determination of the arithmetic calculation of the Conversion Rate within two (2) Business Days of such disputed arithmetic calculation being transmitted to the holder, then the Company shall within one (1) Business Day submit via facsimile the disputed arithmetic calculation of the Conversion Rate to the Company’s independent, outside accountant. The Company shall cause, at the Company’s expense, the accountant to perform the calculations and notify the Company and the holders of the results no later than two (2) Business Days from the time it receives the disputed calculations. Such accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent error.

(iv)      Record Holder. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Series F Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(v)       Pro Rata Conversion. Subject to Section 10, in the event the Company receives a Conversion Notice from more than one holder of Series F Preferred Shares for the same Conversion Date and the Company can convert some, but not all, of such Series F Preferred Shares, the Company shall convert from each holder of Series F Preferred Shares electing to have Series F Preferred Shares converted at such time a pro rata amount of such holder’s Series F Preferred Shares submitted for conversion based on the number of Series F Preferred Shares submitted for conversion on such date by such holder relative to the number of Series F Preferred Shares submitted for conversion on such date.

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(vi)	[Intentionally Omitted.]
(vii)	Redemption by the Company.

(A)      At any time the Company may elect to redeem all or a portion of the outstanding Series F Preferred Shares (an“Optional Redemption”) for an amount in cash per Series F Preferred Share equal to $2,000.00 (the “Redemption Price”).If the Company elects to conduct an Optional Redemption it shall deliver written notice to each holder of outstanding Series F Preferred Shares that will be redeemed (a“Optional Redemption Notice”),which shall state (x) the number of Series F Preferred Shares the Company has elected to redeem and (y) the date upon which the Optional Redemption shall occur (the “Optional Redemption Date”), which shall not be less than 20 days after the date of the Optional Redemption Notice. If the Company elects an Optional Redemption, then on the specified date the Company shall pay to each holder of Series F Preferred Shares with respect to which the Company has elected an Optional Redemption by wire transfer of immediately available funds to an account designated in writing by such holder an amount per Series F Preferred Share selected for redemption equal to the Redemption Price. Each holder shall have the right to convert the holder’s Series F Preferred Shares prior to the Optional Redemption Date in accordance with the provisions herein.

(B)      In the event that the Company: (i) fails to make pay any Dividends to the holders of Series F Preferred Shares as required under this Certificate of Designations; or (ii) breaches any material representation, warranty or covenant contained in any Subscription Agreement pursuant to which any Series F Preferred Shares were issued or contained in this Certificate of Designations, and in either event of (i) or (ii), such failure or breach is not cured within fifteen (15) days after a holder of Series F Preferred Shares has delivered written notice of such failure or breach, as the case may be, to the Company (each, a “Mandatory Redemption Event”), then the Company will deliver written notice to each holder of Series F Preferred Shares of the occurrence of such Mandatory Redemption Event, and each holder of Series F Preferred Shares will have a thirty (30) day option to require the Company to redeem any or all Series F Preferred Shares owned by such holder at the Redemption Price, which notice by such holder shall be in writing (each, a “Holder Notice”), and shall be accompanied by a certificate(s) for the Series F Preferred Shares to be redeemed. The Company shall pay the Redemption Price for each Series F Preferred Share requested to be redeemed in a Holder Notice within thirty (30) days following the Company’s receipt of such Holder Notice, by wire transfer of immediately available funds to an account designated in writing by a holder in a Holder Notice. Any holder delivering a Holder Notice shall not be entitled to convert any Series F Preferred Shares requested by such holder to be redeemed by the Company without the prior written consent of the Company. In the event that a holder has requested less than all of the Series F Preferred Shares be redeemed then in the certificate delivered by such holder to the Company, then the Company shall as promptly as practicable following such redemption, cause the Company’s Transfer Agent to

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deliver to such holder a certificate evidencing the Series F Preferred Shares not so redeemed.

(viii)    Book-Entry. Unless otherwise specifically required herein, upon conversion of Series F Preferred Shares in accordance with the terms hereof, the holder thereof shall not be required to physically surrender the certificate representing the Series F Preferred Shares to the Company unless the full or remaining number of Series F Preferred Shares represented by the certificate are being converted. The holder and the Company shall maintain records showing the number of Series F Preferred Shares so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the holder and the Company, so as not to require physical surrender of the certificate representing the Series F Preferred Shares upon each such conversion. In the event of any dispute or discrepancy, such records of the Company establishing the number of Series F Preferred Shares to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if Series F Preferred Shares represented by a certificate are converted as aforesaid, the holder may not transfer the certificate representing the Series F Preferred Shares unless the holder first physically surrenders the certificate representing the Series F Preferred Shares to the Company, whereupon the Company will forthwith issue and deliver upon the order of the holder a new certificate of like tenor, registered as the holder may request, representing in the aggregate the remaining number of Series F Preferred Shares represented by such certificate. The holder and any assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Series F Preferred Shares, the number of Series F Preferred Shares represented by such certificate may be less than the number of Series F Preferred Shares stated on the face thereof. Each certificate for Series F Preferred Shares shall bear the following legend:

ANY TRANSFEREE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE COMPANY’S CERTIFICATE OF DESIGNATIONS RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 2(d)(viii) THEREOF. THE NUMBER OF PREFERREDSHARES REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF PREFERRED SHARES STATED ON THE FACE HEREOF PURSUANT TO SECTION 2(d)(viii) OF THE CERTIFICATE OF DESIGNATIONS RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE.

(e)       Taxes. The Company shall pay any and all documentary, stamp, transfer (but only in respect of the registered holder thereof) and other similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon the conversion of Series F Preferred Shares.

(f)        Adjustments to Conversion Price. The Conversion Price will be subject to adjustment from time to time as provided in this Section 2(f).

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(i)        Adjustment of Standard Conversion Price Upon Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares and the Conversion Price in effect immediately prior to such combination will be proportionately increased.

(ii)       Other Events. If any event occurs of the type contemplated by the provisions of this Section 2(f) but not expressly provided for by such provisions, then the Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of the Series F Preferred Shares; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 2(f).

(iii)	Notices.

(A)      Promptly upon any adjustment of the Conversion Price pursuant to this Section 2(f), the Company will give written notice thereof to each holder of Series F Preferred Shares, setting forth in reasonable detail, and certifying, the calculation of such adjustment. In the case of a dispute as to the determination of such adjustment, then such dispute shall be resolved in accordance with the procedures set forth in Section 2(d)(iii).

(B)      The Company will give written notice to each holder of Series F Preferred Shares at least ten (10) Business Days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock and (II) for determining rights to vote with respect to any Organic Change (as defined in Section 3(a)), dissolution or liquidation, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such holder.

(C)      The Company will also give written notice to each holder of Series F Preferred Shares at least ten (10) Business Days prior to the date on which any Organic Change, dissolution or liquidation will take place, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such holder.

(g)       Conversion Restrictions. Notwithstanding anything to the contrary set forth in this Section 2, at no time may a holder of Series F Preferred Shares convert shares of the Series F Preferred Shares if the number of shares of Common Stock to be issued pursuant to such conversion would cause the number of shares of Common Stock owned by such holder at such time to exceed, when aggregated with all other shares of Common Stock owned by such holder at such time, the number of shares of Common Stock which would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange

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Act of 1934, as amended, and the rules thereunder) in excess of 4.9% of the then issued and outstanding shares of Common Stock outstanding at such time.

(3)	Other Rights of Holders.

(a)       Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company’s assets to another Person or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as “Organic Change.”Prior to the consummation of any (i) sale of all or substantially all of the Company’s assetsto an acquiring Person or (ii) other Organic Change following which the Company is not a surviving entity, the Company will secure from the Person purchasing such assets or the successor, or, if applicable, the parent of the successor, resulting from such Organic Change (in each case, the “Acquiring Entity”) a written agreement (in form and substance reasonably satisfactory to the holders of at least two-thirds of the Series F Preferred Shares then outstanding) to deliver to each holder of Series F Preferred Shares in exchange for such shares, a security of the Acquiring Entity evidenced by a written instrument substantially similar in form and substance to the Series F Preferred Shares, including, without limitation, having a stated value and liquidation preference equal to the Stated Value and the liquidation preference of the Series F Preferred Shares held by such holder (except that such security may be pari passu, with but not junior to, any capital stock of such acquiring or successor Person). Prior to the consummation of any other Organic Change, the Company shall make appropriate provision to insure that each of the holders of the Series F Preferred Shares will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder’s Series F Preferred Shares such shares of stock, securities or assets that would have been issued or payable in such Organic Change with respect to or in exchange for the number of shares of Common Stock which would have been acquirable and receivable upon the conversion of such holder’s Series F Preferred Shares as of the date of such Organic Change (without taking into account any limitations or restrictions on the convertibility of the Series F Preferred Shares).

(4)       Reservation of Shares. The Company shall, so long as any of the Series F Preferred Shares are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversions of the Series F Preferred Shares, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series F Preferred Shares then outstanding. The initial number of shares of Common Stock reserved for conversions of the Series F Preferred Shares and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Series F Preferred Shares based on the number of Series F Preferred Shares held by each holder at the time of issuance of the Series F Preferred Shares or increase in the number of reserved shares, as the case may be. In the event a holder shall sell or otherwise transfer any of such holder’s Series F Preferred Shares, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Series F Preferred Shares shall be allocated to the remaining holders of Series

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F Preferred Shares, pro rata based on the number of Series F Preferred Shares then held by such holders.

(5)	Voting Rights.

(a)       Holders of Series F Preferred Shares shall have no voting rights, except as required by law, including but not limited to the Washington Business Corporation Act, and as expressly provided in this Certificate of Designations.

(b)       Notwithstanding subsection (a) above, as long as any Series F Preferred Shares are issued and outstanding, the holders of Series F Preferred Shares shall be entitled to elect one (1) director to the Board of Directors (the “Series F Preferred Director”). The Series F Preferred Directors shall be elected at the annual meeting of holders of Common Stock or at any special meeting of holders of Series F Preferred Shares called for the purpose thereof or by the written consent of such holders, which election shall require a majority of the outstanding shares of the Series F Preferred Shares voting as a separate series. If the Series F Preferred Director should cease to be a director for any reason, the vacancy shall only be filled by the vote (or written consent) of a majority of the outstanding Series F Preferred Shares, voting as a separate series. Notwithstanding anything in this subsection (b) to the contrary, as long as Stephen F Butterfield Living Trust U/A/D 01/12/1999 (the “Butterfield Trust”) owns any Series F Preferred Shares, then the Butterfield Trust shall be entitled to designate and elect the Series F Preferred Director.

(6)       Liquidation, Dissolution Winding-Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Series F Preferred Shares shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its shareholders (the “Liquidation Funds”),before any amount shall be paid to the holders of any of the capital stock of the Company of any class junior in rank to the Series F Preferred Shares in respect of the preferences as to distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per Series F Preferred Share equal to the Stated Value; provided that, if the Liquidation Funds are insufficient to pay the full amount due to the holders of Series F Preferred Shares and holders of shares of other classes or series of preferred stock of the Company that are of equal rank with the Series F Preferred Shares as to payments of Liquidation Funds (the “Pari Passu Shares”), then each holder of Series F Preferred Shares and Pari Passu Shares shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such holder as a liquidation preference, in accordance with their respective Certificate of Designations, Preferences and Rights, as a percentage of the full amount of Liquidation Funds payable to all holders of Series F Preferred Shares and Pari Passu Shares. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company. Neither the consolidation or merger of the Company with or into any other Person, nor the sale or transfer by the Company of less than substantially all of its assets, shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company.

(7)       Preferred Rank. All shares of Common Stock and any other equity securities of the Company shall be of junior rank to all Series F Preferred Shares with respect to the preferences

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as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company. The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the Series F Preferred Shares. Without the prior express written consent of the holders of not less than fifty percent (50%) of the Series F Preferred Shares then outstanding and each holder owning more than twenty percent (20%) of the then outstanding Series F Preferred Shares, the Company shall not hereafter authorize or issue additional or other capital stock that is of senior or pari-passu rank to the Series F Preferred Shares in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. The Company shall be permitted to issue preferred stock that is junior in rank to the Series F Preferred Shares in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. In the event of the merger or consolidation of the Company with or into another corporation, the Series F Preferred Shares shall maintain their relative powers, designations and preferences provided for herein (except that the Series F Preferred Shares may be pari passu with, but not junior to, any capital stock of the successor entity) and no merger shall result inconsistent therewith.

(8)       Vote to Change the Terms of or Issue Series F Preferred Shares. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the holders of not less than a majority of the Series F Preferred Shares then outstanding and each holder owning more than twenty percent (20%) of the then outstanding Series F Preferred Shares shall be required for (a) any change to this Certificate of Designations or the Company’s Articles of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series F Preferred Shares, whether by merger, consolidation or otherwise, and (b) the issuance of Series F Preferred Shares other than pursuant to a Subscription Agreement.

(9)       Lost or Stolen Certificates. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Series F Preferred Shares, and, in the case of loss, theft or destruction, of an indemnification undertaking by the holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate (s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue preferred stock certificates if the holder contemporaneously requests the Company to convert such Series F Preferred Shares into Common Stock.

(10)     Remedies Characterizations. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief). No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit a holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designations. The Company covenants to each holder of Series F Preferred Shares that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the

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performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Series F Preferred Shares and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of the Series F Preferred Shares shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(11)     Construction. This Certificate of Designations shall be deemed to be jointly drafted by the Company and all holders of Series F Preferred Shares and shall not be construed against any Person as the drafter hereof.

(12)     Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Series F Preferred Shares in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall anysingle or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(13)     Notice. Whenever notice is required to be given under this Certificate of Designations, unless otherwise provided herein, such notice shall be given in accordance with Section 9.1 of the applicable Subscription Agreement (provided that if the Series F Preferred Shares are not held by a Subscriber (as defined in the applicable Subscription Agreement) then substituting the words “holder of Securities” for the word “Subscriber”).

(14)     Transfer of Series F Preferred Shares. A holder of Series F Preferred Shares may assign some or all of the Series F Preferred Shares only in accordance with the terms of the applicable Subscription Agreement.

(15)     Series F Preferred Shares Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the holders of the Series F Preferred Shares), a register for the Series F Preferred Shares, in which the Company shall record the name and address of the persons in whose name the Series F Preferred Shares have been issued, as well as the name and address of each transferee. The Company may treat the person in whose name any Series F Preferred Share is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

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EXHIBIT I

i2 TELECOM INTERNATIONAL, INC. CONVERSION NOTICE

Reference is made to the Certificate of Designation of Rights and Preferences of Preferred Stock Series F of i2 Telecom International,Inc. (the “Certificate of Designations”).In accordance with and pursuant to the Certificate of Designations, the undersigned hereby electsto convert the number of shares of Preferred Stock Series F, no par value per share (the “Series F Preferred Shares”),of i2 Telecom International,Inc., a Washington corporation (the “Company”),indicated below into shares of Common Stock, no par value per share (the“Common Stock”),of the Company, as of the date specified below.

Date of Conversion:
Number of Series F Preferred Shares to be converted:
Stock certificate no(s). of Series F Preferred Shares to be converted:
Tax ID Number (If applicable):
Please confirm the following information:
Conversion Price:

Number of shares of Common Stock to be issued: _____________________________________________

Please issue the Common Stock into which the Series F Preferred Shares are being converted in the following name and to the following address:

Issue to:
Address:
Telephone Number:
Facsimile Number:
Authorization:
By:
Title:
Dated:
Account Number (if electronic book entry transfer):
Transaction Code Number (if electronic book entry transfer):

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[NOTE TO HOLDER - THIS FORM MUST BE SENT CONCURRENTLY TO TRANSFER AGENT]

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs Continental Stock Transfer & Trust Company to issue the above indicated number of shares of Common Stock.

i2 TELECOM INTERNATIONAL, INC. By; Name: Title:

THIRD: These Articles of Amendment were adopted by the corporation’s Board of Directors on June 5, 2009 and approved by its Series F shareholders in accordance with the provisions of RCW 23B.10.030 and 23B.10.040 on June 5, 2009.

FOURTH: These Articles of Amendment are effective upon filing by the Secretary of State.

FIFTH: The corporation’s UBI number is 601 118 219.

IN WITNESS WHEREOF, said corporation has caused these Articles of Amendment to be signed by a duly authorized officer this 5th day of June, 2009.

i2 Telecom International, Inc. By: /s/ Andrew L. Berman Andrew L. Berman, Chief Executive Officer